Exhibit 4.2

[FORM OF SUBORDINATED CONVERTIBLE DEBENTURE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY ONLY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (C) RULE 144(K) UNDER SAID ACT AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.  ANY TRANSFEREE OF THIS DEBENTURE SHOULD CAREFULLY REVIEW THE TERMS OF THIS DEBENTURE, INCLUDING SECTIONS 3(c)(iii) AND 19(a) HEREOF.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS DEBENTURE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

Subordinated Convertible Debenture

Issuance Date: September 26, 2003	Principal: U.S. $15,000,000

FOR VALUE RECEIVED, 24/7 REAL MEDIA, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of THE RIVERVIEW GROUP, LLC or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of 2.00% per annum, subject to periodic adjustment pursuant to Section 2 (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Subordinated Convertible Debenture (including all Subordinated Convertible Debentures issued in exchange, transfer or replacement hereof, this “Debenture”) is one of an issue of Subordinated Convertible Debentures (collectively, the

“Debentures” and such other Subordinated Convertible Debentures, the “Other Debentures”) issued on the Issuance Date pursuant to the Securities Purchase Agreement (as defined below).  Certain capitalized terms are defined in Section 29.

(1)     MATURITY.  On the Maturity Date, the Holder shall surrender this Debenture to the Company and the Company shall pay to the Holder an amount in cash or, at the option of the Company (subject to the satisfaction of the conditions set forth in this Section 1), in shares of Common Stock (“Repayment Shares”), or a combination of cash and Repayment Shares, representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any; provided that the Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any payable on the Maturity Date shall be payable in Repayment Shares only if the Company delivers written notice of such election (“Maturity Date Payment Election Notice”) to each holder of the Debentures at least 15 Trading Days prior to the Maturity Date (a “Maturity Payment Election Date”).  The “Original Maturity Date” shall be September 26, 2006, as may be extended in accordance with Section 8 hereof or as extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten days after the consummation of a Change of Control (as defined in Section 5(a)) in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(a)) is delivered prior to the Maturity Date (as may be extended, the “Maturity Date”).  Payments to be made on the Maturity Date in Repayment Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Common Stock equal to the quotient of (a) the Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any, payable and (b) the Maturity Date Conversion Price on the Maturity Date.  If any Repayment Shares are to be paid on the Maturity Date, then the Company shall (X) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Repayment Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver on the Maturity Date, to such address as specified at least two Business Days prior to the Maturity Date by the Holder in writing to the Company, a certificate, registered in the name of the Holder or its designee, for the number of Repayment Shares to which the Holder shall be entitled.  Notwithstanding the foregoing, the Company shall not be entitled to make any payment due on the Maturity Date in Repayment Shares and shall be required to make all such payment in cash on the Maturity Date if, unless consented to in writing by the Holder, (x) any event constituting an Event of Default or an event that with the passage of time and assuming it were not cured would constitute an Event of Default has occurred and is continuing on the applicable Maturity Payment Election Date or the Maturity Date, or (y) (i) the Registration Statement (as defined in the Registration Rights Agreement) covering the Repayment Shares is not effective and available for the resale of all of the Registrable Securities (as defined in the

Registration Rights Agreement) relating to this Debenture on the Maturity Payment Election Date or on the Maturity Date and (ii) the Holder is not able to sell all of the Registrable Securities held by them pursuant to Rule 144(k).  The Company shall pay any and all taxes (other than income taxes which shall be payable by the Holder) that may be payable with respect to the issuance and delivery of Repayment Shares.  If the Company elects to pay the amounts due on the Maturity Date by a combination of cash and Repayment Shares, then any conversions made by the holder prior to the Maturity Date shall be applied first to the amount of Repayment Shares which the Company has elected to pay and then against the amount to be paid by cash under the Maturity Date Payment Election Notice.

(2)     INTEREST; INTEREST RATE.  Interest on this Debenture shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears on the first day of each Semi-Annual Period during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being January 1, 2004.  Interest shall be payable on each Interest Date, at the option of the Company, (i) in cash, (ii) by way of inclusion in the Conversion Amount in accordance with Section 3(b)(i), or (iii) subject to the satisfaction of the conditions set forth in this Section 2, in shares of Common Stock (“Interest Shares”); provided, that the Interest which accrued during any period shall be payable in Interest Shares only if the Company delivers written notice of such election (“Interest Election Notice”) to each holder of the Debentures at least ten (10) Trading Days prior to the Interest Date (an “Interest Election Date”).  Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of Common Stock equal to the quotient of (a) the Interest payable and (b) the Interest Conversion Price on the applicable Interest Date.  If any Interest Shares are to be paid on an Interest Date, then the Company shall (X) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver on the applicable Interest Date, to such address as specified at least two Business Days prior to the applicable Interest Date by the Holder in writing to the Company, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled.  Notwithstanding the foregoing, the Company shall not be entitled to pay Interest in Interest Shares and shall be required to pay such Interest in cash on the applicable Interest Date if, unless consented to in writing by the Holder, (x) any event constituting an Event of Default or an event that with the passage of time and assuming it were not cured would constitute an Event of Default has occurred and is continuing on the applicable Interest Election Date or the Interest Date, or (y) (i) the Registration Statement (as defined in the Registration Rights Agreement) covering the Interest Shares is not effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement) relating to this Debenture on the Interest Election Date or on the Interest Date and (ii) the Holder is not able to sell all of the Registrable Securities held by them pursuant to

Rule 144(k).  Prior to the payment of Interest on an Interest Date, Interest on this Debenture shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount in accordance with Section 3(b)(i).  From and after the occurrence of an Event of Default, the Interest Rate shall be increased to 12%.  In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.  The Company shall pay any and all taxes (other than income taxes which shall be payable by the Holder) that may be payable with respect to the issuance and delivery of Interest Shares.

(3)     CONVERSION OF DEBENTURES.  This Debenture shall be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a)           Conversion Right.  Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b)           Conversion Rate.  The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

(i)            “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges with respect to such Principal and Interest.

(ii)           “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, $1.75

(c)           Mechanics of Conversion.

(i)            Optional Conversion.  To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 9:30 a.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Debenture to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Debenture in the case of its loss, theft or destruction).  On or before the first Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent (a “Confirmation Receipt”).  On or before the third Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (X) credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (Y) if the Transfer Agent is not participating in DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled.  If this Debenture is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture (in accordance with Section 19(d)) representing the outstanding Principal not converted.  The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.  All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of this Debenture required to be converted on the Mandatory Conversion Date.

(ii)           Company’s Failure to Timely Convert.  Subject to Section 3(d), if the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the date which is five Business Days after the Conversion Date, provided, that if the Company shall not have timely delivered a Confirmation Receipt, the Buyer shall have retransmitted by facsimile its Conversion Notice on or prior to the date which is three Business Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each date of such Conversion Failure in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (II) the Weighted Average Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Debenture that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise.

(iii)          Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion, redemption or repayment of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Debenture.  The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(iv)          Pro Rata Conversion; Disputes.  In the event that the Company receives a Conversion Notice from more than one holder of Debentures for the same Conversion Date and the Company can convert some, but not all, of such portions of the Debentures submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Debentures electing to have Debentures converted on such date a pro rata amount of such holder’s portion of its Debentures submitted for conversion based on the principal amount of Debentures submitted for conversion on such date by such holder relative to the aggregate principal amount of all Debentures submitted for conversion on such date.  In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Debenture, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 24.

(d)           Limitations on Conversions.

(i)            Beneficial Ownership.  The Company shall not effect any conversion of this Debenture, and the Holder of this Debenture shall neither solicit the conversion nor have the right to convert any portion of this Debenture pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted portion of this Debenture beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any Other Debentures or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 10-K, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Debenture, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  Any Conversion Notice requesting a conversion that, after giving effect to such conversion, would result in a violation of this Section 3(d)(i) shall be null and void as to the portion of such Conversion Notice that would be in violation of this Section 3(d)(i) as if never delivered to the Company.

(ii)           Principal Market Regulation.  The Company shall not be obligated to issue any shares of Common Stock upon conversion of all outstanding Debentures and exercise of all outstanding Warrants (including, the Warrant to purchase 428,571 shares of Common Stock issued to the Company’s placement agent (the “Placement Agent Warrants”) if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Debentures without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”).  No purchaser of the Debentures and Warrants pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, upon conversion of the Debentures or exercise of the Warrants, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the sum of the number of Conversion Shares and Warrant Shares underlying the Debentures and the Warrants issued to such Purchaser pursuant to the Securities Purchase Agreement on the Issuance Date and the denominator of which is the sum of the number of Conversion Shares and Warrant Shares underlying the Debentures and the Warrants issued to all the Purchasers pursuant to the Securities Purchase Agreement on the Issuance Date and the number of shares of Common Stock issuable pursuant to the Placement Agent Warrants issued on the Issuance Date (with respect to each Purchaser, the “Exchange Cap Allocation”).  In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Debentures, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee.  In the event that any holder of Debentures shall convert all of such holder’s Debentures into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Debentures on a pro rata basis in proportion to the aggregate principal amount of the Debentures then held by each such holder.  Any Conversion Notice requesting a conversion that, after giving effect to such conversion, would result in a violation of this Section 3(d)(ii) shall be null and void as to the portion of such Conversion Notice that would be in violation of this Section 3(d)(ii) as if never delivered to the Company.

For the avoidance of doubt, in no event shall the Company be required to seek stockholder approval with respect to any of the transactions contemplated by the Transaction Documents.

(4)           RIGHTS UPON EVENT OF DEFAULT.

(a)           Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)            the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is 60 days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Debentures for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of more than an aggregate of 20 Trading Days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii)           the suspension from trading or failure of the Common Stock to be listed on the Principal Market, the Nasdaq National Market or The New York Stock Exchange, Inc. for a period of 10 consecutive Trading Days or for more than an aggregate of 20 Trading Days in any 365-day period;

(iii)          the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Business Days after the applicable Conversion Date or (B) written notice to any holder of the Debentures, including by way of public announcement or through any of its agents, at any time, of its express intention not to comply with a request for conversion of any Debentures into shares of Common Stock that is tendered in accordance with the provisions of the Debentures;

(iv)          at any time following the 20th consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Debenture (without regard to any limitations on conversion set forth in Section 3(d)(i) or otherwise);

(v)           the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Debenture, the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least seven Business Days after the Company has received notice of such failure to pay from the Holder;

(vi)          any redemption of or acceleration prior to maturity of any material Indebtedness (as defined in Section 3(s) of the Securities Purchase Agreement) of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) other than with respect to any Other Debentures;

(vii)         the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”),  (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(viii)        a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(ix)           a final non-appealable judgment or judgments for the payment of money aggregating in excess of $1,500,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within 60 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $1,500,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

(x)            the Company breaches, in any material respect, any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants, this Debenture, the Other Debentures, or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby to which the Holder is a party, except, in the case of a breach of covenant which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days of the Company’s receipt of notice of same; or

(xi)           any breach or failure in any respect to comply with Section 15 of this Debenture.

(b)           Redemption Right.  Promptly after the Company becomes aware of the occurrence of an Event of Default with respect to this Debenture or any Other Debenture, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Debenture by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the facts constituting the Event of Default and the portion of this Debenture the Holder is electing to redeem.  Each portion of this Debenture subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount to be redeemed and (y) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the Weighted Average Price of the Common Stock on the date immediately preceding such Event of Default (the “Event of Default Redemption Price”).  Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12.

(5)           RIGHTS UPON CHANGE OF CONTROL.

(a)           Change of Control.  Each of the following events shall constitute a “Change of Control”:

(i)            the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Company with or into another Person (other than (A) a consolidation, merger or other business combination (including, without limitation, reorganization or recapitalization) in which holders of the Company’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company);

(ii)           the sale or transfer of all or substantially all of the Company’s assets; or

(iii)          a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock.

No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but in any event not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”).

(b)           Assumption.  Prior to the consummation of any Change of Control, the Company will secure from any Person purchasing the Company’s assets or Common Stock or any successor resulting from such Change of Control (in each case, an “Acquiring Entity”) a written agreement (in form and substance satisfactory to the holders of Debentures representing at least a majority of the aggregate principal amount of the Debentures then outstanding) to deliver to each holder of Debentures in exchange for such Debentures, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Debentures, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Debentures then held by such holder, and reasonably satisfactory to the holders of Debentures representing at least a majority of the principal amount of the Debentures then outstanding.  In the event that an Acquiring Entity is directly or indirectly controlled by a company or entity whose common stock or similar equity interest is listed, designated or quoted on a securities exchange or trading market, the holders of Debentures representing at least a majority of the aggregate principal amount of the Debentures then outstanding may elect to treat such Person as the Acquiring Entity for purposes of this Section 5(b).

(c)           Redemption Right.  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control and ending 10 days after the consummation of such Change of Control), the Holder may require the Company to redeem all or any portion of this Debenture by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  The portion of this Debenture subject to redemption pursuant to this Section

5(c) shall be redeemed by the Company at a price equal to the greater of (i) the product of (x) the Conversion Amount being redeemed and (y) the quotient determined by dividing (A) the Weighted Average Price of the Common Stock for the full Trading Day immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 125% of the Conversion Amount being redeemed (the “Change of Control Redemption Price”).  If at any time the Weighted Average Price of the Common Stock exceeds 175% of the Conversion Price as of the Issuance Date (subject to adjustments pursuant to the terms and conditions of this Debenture) on the date of the occurrence of a Change of Control, then the Company shall have the right to redeem all or a portion of this Debenture by providing notice to the Holder at any time on or after the date of such Change of Control and two days after such Change of Control by delivering written notice thereof to the Holder, indicating the Conversion Amount and the Change of Control Redemption Price.  Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 12 and shall have priority to payments to stockholders in connection with a Change of Control.

(6)           RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a)           Purchase Rights.  If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without taking into account any limitations or restrictions on the convertibility of this Debenture) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(b)           Other Corporate Events. Prior to the consummation of any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change of Control) pursuant to which holders of Common Stock are entitled to receive securities or other assets with respect to or in exchange for Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate.  Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the holders of Debentures representing at least a majority of the aggregate principal amount of the Debentures then outstanding.

(7)           RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a)           Adjustment of Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the greater of (x) the New Securities Issuance Price and (y) the quotient obtained by dividing (A) the sum of (i) the aggregate principal face amount of Debentures then outstanding and (ii) the product of the aggregate number of Warrant Shares (as defined in the Warrant) issuable pursuant to all of the Warrants then outstanding multiplied by the Exercise Price (as defined in the Warrant) then in effect by (B) 16,999,811 minus the aggregate number of shares issued pursuant to the Debentures and the Warrants on or prior to the date of the Dilutive Issuance (such quotient, the “Price Floor”).  For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)            Issuance of Options.  If the Company in any manner grants or sells any Options, other than Excluded Securities, and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then, solely for purposes of this Section 7, such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)           Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities, other than Excluded Securities, and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then, solely for purposes of this Section 7, such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share.  For the purposes of this Section 7(a)(ii), the “price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)          Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion,  exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect to a Conversion Price greater than the Conversion Price in effect on the Issuance Date (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date).

(iv)          Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor.  If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Weighted Average Price of such securities on the date of receipt.  If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of Debentures representing at least a majority of the principal amounts of the Debentures, unless the Board of Directors of the Company shall have obtained a fairness opinion from an independent financial advisor in which case the fair value shall be as stated in such fairness opinion.  If, in the absence of a fairness opinion, such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined in accordance with Section 24 hereof.

(v)           Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)           Adjustment of Conversion Price upon Subdivision or Combination of Common Stock.  If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c)           Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors, in their reasonable discretion, will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Debenture; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(8)           EXTENSION OF MATURITY DATE.

(a)           Holder Maturity Date Extension Option.  The Holder shall have the right, in its sole discretion, to require that the Original Maturity Date as to this Debenture (but not any other Debenture) be extended for a period not to exceed, in the aggregate, three years from the Original Maturity Date, without the action of any other Person, by delivering written notice thereof (a “Holder Maturity Date Extension Notice”) to the Company at any time or from time to time prior to the Original Maturity Date, as extended, which Holder Maturity Date Extension Notice shall indicate the Maturity Date, as so extended, of this Debenture.  Within one Business Day of receipt of a Holder Maturity Date Extension Notice, the Company shall inform all other holders of Debentures that such a notice has been received by the Company.

(b)           Automatic Maturity Date Extension.  If at any time during the 180 day period immediately preceding, but not including, the Original Maturity Date (the “Maturity Extension Measuring Period”), the arithmetic average of the Weighted Average Price of the Common Stock exceeds 175% of the Conversion Price as of the Issuance Date (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Issuance Date) for each of any 30 consecutive Trading Days during the Maturity Extension Measuring Period, and the Conditions to Automatic Maturity Extension (as defined below) are satisfied or waived in writing by all holders of Debentures, the Maturity Date as to this Debenture and all Other Debentures shall be extended automatically, without further action on the part of any Person, to September 26, 2009.  For purposes of this Section 8(b), “Conditions to Automatic Maturity Extension” means the following conditions: (i) during the period beginning on the Issuance Date and ending on and including the Original Maturity Date, subject to the terms and conditions of Section 3(d), the Company shall have delivered shares of Common Stock upon any conversion of Conversion Amounts on a timely basis as set forth in Section 3(c)(i) and delivered shares of Common Stock upon exercise of any Warrants on a timely basis as set forth in Section 1(a) of the Warrants; (ii) on each day during the period beginning on the first Trading Day of the Maturity Extension Measuring Period and ending on and including the Original Maturity Date, the Common Stock shall be listed on the Principal Market, the Nasdaq National Market or The New York Stock Exchange, Inc. and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by failing to satisfy the minimum listing maintenance requirements of such market or exchange; (iii) during the period beginning on the Issuance Date and ending on and including the Original Maturity Date, there shall not have occurred (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated, (y) an Event of Default or (z) an event that with the passage of time or giving of notice, and assuming it were not cured, would constitute an Event of

Default; (iv) on each day of the period beginning on the first Trading Day of the Maturity Extension Measuring Period and ending on and including the Original Maturity Date either (x) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Debentures and shares of Common Stock issuable upon exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; and (v) the Company otherwise shall have been in material compliance with and shall not have breached, in any material respect, any provision, covenant, representation or warranty of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants or any of the Debentures.

(9)           COMPANY’S RIGHT OF MANDATORY CONVERSION AND PREPAYMENT; HOLDER’S RIGHT TO REQUIRE REPAYMENT.

(a)           (i)    Mandatory Conversion.  If at any time from and after the Issuance Date, the arithmetic average of the Weighted Average Price of the Common Stock exceeds 175% of the Conversion Price as of the Issuance Date (subject to adjustments pursuant to the terms and conditions of this Debenture) for each of any 30 consecutive Trading Days (the “Mandatory Conversion Measuring Period”) and the Conditions to Mandatory Conversion (as set forth in Section 9(c)) are satisfied or waived in writing by the Holder, the Company shall have the right to require the Holder to convert all or any such portion of the Conversion Amount of this Debenture designated in the Mandatory Conversion Notice into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”).  The Company may exercise its right to require conversion under this Section 9(a) by delivering within not more than ten Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Debentures and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice is referred to as the “Mandatory Conversion Notice Date”).  The Mandatory Conversion Notice shall be irrevocable.

(ii)           Prepayment.  Notwithstanding anything to the contrary contained in this Agreement and as long as the conditions set forth in Section 9(c) are satisfied or waived in writing by the Holder, the Company shall have the right to prepay all or any such portion of the outstanding Principal (the “Prepayment Portion”) for an amount in cash equal to 150% of the sum of the Prepayment Portion plus all accrued and unpaid Interest and accrued and unpaid Late Charges thereon, if any (such amount, the “Prepayment Premium Amount”).  The Company may exercise its rights to prepay the Debenture as set forth hereunder by delivering written notice to the Holder at least twenty (20) Trading Days and no more than sixty (60) Trading Days prior to the effectiveness of such election indicating the date of effectiveness of delivery of a written notice election, the Prepayment Portion, and the Prepayment Premium Amount.  The Company shall deliver payment of the Prepayment Premium Amount by wire transfer of immediately available funds or by delivery of a certified check. A prepayment election hereunder shall be irrevocable unless waived by the Holder.

(b)           Pro Rata Conversion Requirement.  If the Company elects to cause a conversion of all or any portion of the Conversion Amount of this Debenture pursuant to Section 9(a)(i) or to prepay this Debenture in accordance with Section 9(a)(ii), then it must simultaneously take the same action with respect to the Other Debentures.  If the Company elects to cause the conversion of this Debenture pursuant to Section 9(a) (or similar provisions under the Other Debentures) with respect to less than all of the Conversion Amounts of the Debentures then outstanding, then the Company shall require conversion of a Conversion Amount from each of the holders of the Debentures equal to the product of (I) the aggregate Conversion Amount of Debentures which the Company has elected to cause to be converted pursuant to Section 9(a), multiplied by (II) the fraction, the numerator of which is the sum of the aggregate principal amount of the Debentures purchased by such holder pursuant to the Securities Purchase Agreement and the denominator of which is the sum of the aggregate principal amount of the Debentures then outstanding and purchased by all holders pursuant to the Securities Purchase Agreement (such fraction with respect to each holder is referred to as its “Allocation Percentage,” and such amount with respect to each holder is referred to as its “Pro Rata Conversion Amount”).  In the event that the initial holder of any Debentures shall sell or otherwise transfer any of such holder’s Debentures, the transferee shall be allocated a pro rata portion of such holder’s Allocation Percentage.  The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least 10 Business Days but not more than 60 Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the aggregate Conversion Amount of the Debentures which the Company has elected to be subject to mandatory conversion from all of the holders of the Debentures pursuant to this Section 9 (and analogous provisions under the Other Debentures), (iii) each holder’s Pro Rata Conversion Amount of the Conversion Amount of the Debentures the Company has elected to cause to be converted pursuant to this Section 9 (and analogous provisions under the Other Debentures) and (iv) the number of shares of Common Stock to be issued to such Holder as of the Mandatory Conversion Date.  All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount of this Debenture required to be converted on the Mandatory Conversion Date.  If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 3(c) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(c)           Conditions to Mandatory Conversion.  For purposes of this Section 9, “Conditions to Mandatory Conversion” means the following conditions: (i) during the Mandatory Conversion Measuring Period, the Company shall have delivered shares of Common

Stock upon any conversion of Conversion Amounts on a timely basis as set forth in Section 3(c)(i) and delivered shares of Common Stock upon exercise of any Warrants or on a timely basis as set forth in Section 1(a) of the Warrants; (ii) on each day during the period beginning on the first Trading Day of the Mandatory Conversion Measuring Period and ending on and including the Mandatory Conversion Date, the Common Stock shall be listed on the Principal Market, the Nasdaq National Market or The New York Stock Exchange, Inc. and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iii) during the Mandatory Conversion Measuring Period, there shall not have occurred (x) the public announcement of a pending, proposed or intended Change of Control which has not been abandoned, terminated or consummated, or (y) an Event of Default; (iv) on each day of the period beginning on the date of delivery of the Mandatory Conversion Notice and ending on the Mandatory Conversion Date either (x) the Registration Statement or Registration Statements required pursuant to the Registration Rights Agreement shall be effective and available for the sale for all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Debentures and shares of Common Stock issuable upon exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (v) on each day of the period beginning on the Mandatory Conversion Date and ending thirty Trading Days thereafter either (x) the Registration Statements required pursuant to the Registration Rights Agreement shall be expected to be effective and available for the sale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) all shares of Common Stock issuable upon conversion of the Debentures and shares of Common Stock issuable upon exercise of the Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; and (vi) the Company otherwise shall have been in material compliance with and shall not have breached, in any material respect, any provision, covenant, representation or warranty of the Securities Purchase Agreement, the Registration Rights Agreement, the Warrants or any of the Debentures.

(d)           Holder’s Right to Require Redemption.  If at any time on or after the second anniversary of the Initial Issuance Date, the Weighted Average Price of the Common Stock is less than the Conversion Price on any five Trading Days after such second anniversary, the Holder shall have the right, in its sole discretion, to require that the Company redeem up to $7,500,000 principal amount of this Note (a “Holder Optional Redemption”) by delivering written notice thereof (a “Holder Optional Redemption Notice”) to the Company, which Holder Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem.  The portion of this Note subject to redemption pursuant to this Section 9(d) shall be redeemed by the Company at a price equal to the Conversion Amount being redeemed (the “Holder Optional Redemption Price”).  Redemptions required by this Section 9(d) shall be made in accordance with the provisions of Section 12.

(10)         NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to reasonably protect the rights of the Holder of this Debenture.

(11)         RESERVATION OF AUTHORIZED SHARES.

(a)           Reservation.  The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Debentures equal to 130% of the Conversion Rate with respect to the Conversion Amount of each such Debenture as of the Issuance Date.  Thereafter, the Company, so long as any of the Debentures are outstanding, shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Debentures, 110% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Debentures then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (the “Required Reserve Amount”).  The initial number of shares of Common Stock reserved for conversions of the Debentures and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Debentures based on the principal amount of the Debentures held by each holder at the time of Issuance Date or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”).  In the event that a holder shall sell or otherwise transfer any of such holder’s Debentures, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation.  Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Debentures shall be allocated to the remaining holders of Debentures, pro rata based on the principal amount of the Debentures then held by such holders.

(b)           Insufficient Authorized Shares.  If at any time while any of the Debentures remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Debentures at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Debentures then outstanding.  Without limiting the generality of the foregoing sentence, as soon as reasonably practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 90 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock.  In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(12)         HOLDER’S REDEMPTIONS.

(a)           Mechanics.  In the event that the Holder has sent a Redemption Notice to the Company pursuant to Section 4(b) or Section 5(c), the Holder shall promptly submit this Debenture to the Company.  The Company shall deliver the applicable Event of Default Redemption Price to the Holder within 10 Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice.  If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(c), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five Business Days after the Company’s receipt of such notice otherwise.  In the event that the Holder has sent a Holder Optional Redemption Notice pursuant to Section 9(d), the Company shall deliver the Holder Optional Redemption Price within 45 days after the Company’s receipt of the Holder Optional Redemption Notice and upon receipt of such payment, the Holder shall promptly deliver this Debenture to the Company.  In the event of a redemption of less than all of the Conversion Amount of this Debenture, the Company shall promptly cause to be issued and delivered to the Holder a new Debenture (in accordance with Section 19(d)) representing the outstanding Principal which has not been redeemed.  In the event that the Company does not pay the Redemption Price or Holder Optional Redemption to the Holder (or deliver any Common Stock to be issued pursuant to a Company Redemption Share Notice) within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price (and issues any Common Stock required pursuant to a Company Redemption Share Notice) in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Debenture representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (or any Common Stock required to be issued pursuant to a Company Redemption Share Notice) (together with any Late Charges thereon) has not been paid.  Upon the Company’s receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Conversion Amount, (y) the Company shall immediately return this Debenture, or issue a new Debenture (in accordance with Section 19(d)) to the Holder representing such Conversion Amount and (z) the Conversion Price of this Debenture or such new Debentures shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the greater of (I) the Price Floor and (II) the Weighted Average Price, on the date on which the Redemption Notice is voided.  The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b)           Redemption by Other Holders.  Upon the Company’s receipt of notice from any of the holders of the Other Debentures for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section

4(b) (each, an “Other Redemption Notice”), the Company shall immediately forward to the Holder by facsimile a copy of such notice.  The Holder shall have five Business Days from receipt of such facsimile copy of such Other Redemption Notice to deliver a Redemption Notice.  If the Company receives a Redemption Notice and one or more Other Redemption Notices during such five Business Day period and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices, then the Company shall redeem a pro rata amount from each holder of the Debentures (including the Holder) based on the principal amount of the Debentures submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such five Business Day period.

(13)         RESTRICTION ON REDEMPTION AND CASH DIVIDENDS.  Until all of the Debentures have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock, other than the repurchase of restricted stock from terminated employees or the redemption of any shares of preferred stock or payment of dividends or redemptions required to be paid pursuant to the terms of any securities existing on the date hereof, without the prior express written consent of the holders of Debentures representing at least a majority of the aggregate principal amount of the Debentures then outstanding.

(14)         VOTING RIGHTS.  The Holder shall have no voting rights as the holder of this Debenture, except as required by law, including but not limited to the Delaware General Corporation Law, and as expressly provided in this Debenture.

(15)         RANK; ADDITIONAL INDEBTEDNESS; LIENS.

(a)           Rank.      All payments due under this Debenture (a) shall rank pari passu with all Other Debentures and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries, other than Permitted Senior and Pari Passu Indebtedness (as defined below).

(b)           Incurrence of Indebtedness.  So long as this Debenture is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Debenture and the Other Debentures and (ii) Permitted Indebtedness.  As used herein, “Permitted Indebtedness” means (A) any Indebtedness of a third party assumed by the Company in connection with (and not arising out of) an arms-length transaction in which the Company acquires such third party, whether by merger, combination, stock or asset purchase or otherwise (“Permitted Acquisition Indebtedness”); (B) an aggregate amount of Indebtedness that is senior or pari passu in right of payment to the Debentures (collectively, “Permitted Senior and Pari Passu Indebtedness”) not to exceed at any one time $15,000,000; and (C) Permitted Subordinated Indebtedness.  “Permitted Subordinated Indebtedness” means Indebtedness that (x) is made expressly subordinate in right of payment to the Indebtedness evidenced by this Debenture and the Other Debentures on terms reasonably satisfactory to the holders of Debentures representing not less than a majority of the aggregate principal amount of the then outstanding Debentures and (y) does not provide at any time for the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until at least 91 days after the Maturity Date.

(c)           Existence of Liens.  So long as this Debenture is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.  As used herein, “Permitted Liens” means (i) Liens incurred to secure Permitted Acquisition Indebtedness and Permitted Senior and Pari Passu Indebtedness, (ii) statutory Liens for current taxes not yet due, (iii) purchase money Liens on equipment or other property acquired or held by the Company or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or Liens existing on such equipment at the time of its acquisition; provided, however, that no such Lien shall extend to or cover any other property of the Company or any of its Subsidiaries; and (iv) other Liens imposed by law (such a materialmen’s, mechanics’, carriers’, worker’s and repairman’s Liens).

(d)           Restricted Payments.  The Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Permitted Subordinated Indebtedness or Permitted Senior and Pari Passu Indebtedness that is not expressly made senior in right of payment of the Debentures, the Other Debentures, whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(16)         PARTICIPATION.  The Holder, as the holder of this Debenture, shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Debenture into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions.  Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(17)         VOTE TO ISSUE, OR CHANGE THE TERMS OF, DEBENTURES.  The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of Debentures representing not less than a majority of the aggregate principal amount of the then outstanding Debentures, shall be required for any change or amendment to this Debenture or the Other Debentures.  Any election by the holders of Debentures representing at least a majority of the aggregate principal amount of the Debentures then outstanding shall bind the holders of all Debentures then outstanding.

(18)         TRANSFER.  This Debenture may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(19)         REISSUANCE OF THIS DEBENTURE.

(a)           Transfer.  If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 19(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 19(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) and this Section 19(a), following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b)           Lost, Stolen or Mutilated Debenture.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section 19(d)) representing the outstanding Principal.

(c)           Debenture Exchangeable for Different Denominations.  This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section 19(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)           Issuance of New Debentures.  Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 19(a) or Section 19(c), the Principal designated by the Holder which, when added to the principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued but unpaid Interest and Late Charges on the Principal and Interest of this Debenture, from the Issuance Date.

(20)         REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture, the Securities Purchase Agreement, the Warrants and the Registration Rights Agreement, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the parties’ right to pursue actual and consequential damages for any failure by the other party hereto to comply with the terms of this Debenture; provided, however, that in no event shall any party recover more than once for the same losses or damages.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled to seek, in addition to all other available remedies, an injunction restraining any breach without the necessity of showing economic loss and without any bond or other security being required.

(21)         PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If (a) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Debenture, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(22)         CONSTRUCTION; HEADINGS.  This Debenture shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof.  The headings of this Debenture are for convenience of reference and shall not form part of, or affect the interpretation of, this Debenture.

(23)         FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Company or the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(24)         DISPUTE RESOLUTION.  In the case of a dispute as to the determination of the Redemption Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company’s independent, outside accountant.  The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations.  Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(25)         NOTICES; PAYMENTS.

(a)           Notices.  Whenever notice is required to be given under this Debenture, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Debenture, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) within three Business Days upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least the same number of days prior to the date on which the Company provides notice to any other Person who has the right to receive notice of such an event (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.  Notwithstanding the foregoing, Section 4(i) of the Securities Purchase Agreement shall apply to all notices given pursuant to this Debenture.

(b)           Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Debenture, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with written notice at least two Business Days prior to the due date of such payment setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Debenture is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.  Any amount of Principal or other amounts required to be paid under the Transaction Documents (as defined in the Securities Purchase Agreement) other than Interest which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of 12% per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(26)         CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Debenture has been paid in full, this Debenture shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(27)         WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Debenture.

(28)         GOVERNING LAW.  This Debenture shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(29)         CERTAIN DEFINITIONS.  For purposes of this Debenture, the following terms shall have the following meanings:

(a)           “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, director or other service provider to the Company for services provided to the Company.

(b)           “Bloomberg” means Bloomberg Financial Markets.

(c)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)           “Convertible Securities” means any stock or securities (other than

Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(e)           “Excluded Securities” shall have the meaning given to it in the Securities Purchase Agreement.

(f)            “Interest Conversion Price” means, with respect to any Interest Date, that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the five consecutive Trading Days immediately preceding such Interest Date.  All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(g)           “Maturity Date Conversion Price” means that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the 15 consecutive Trading Days immediately preceding the Maturity Date.  All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(h)           “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(i)            “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(j)            “Principal Market” means The Nasdaq SmallCap Market.

(k)           “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) - (vii) and (x) - (xiv), 120% or (ii) in the case of the Events of Default described in Section 4(a)(viii) - (ix), 100%.

(l)            “Registration Rights Agreement” means that certain registration rights agreement between the Company and the initial holders of the Debentures relating to the registration of the resale of the shares of Common Stock issuable upon conversion of the Debentures.

(m)          “SEC” means the United States Securities and Exchange Commission.

(n)           “Securities Purchase Agreement” means that certain securities purchase agreement between the Company and the initial holders of the Debentures pursuant to which the Company issued the Debentures.

(o)           “Semi-Annual Period” means each of: the period beginning on and including January 1 and ending on and including June 30; and the period beginning on and including July 1 and ending on and including December 31.

(p)           “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(q)           “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(r)            “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 24.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed as of the Issuance Date set out above.

24/7 REAL MEDIA, INC.

By:
David J. Moore
Chief Executive Officer

EXHIBIT I

24/7 REAL MEDIA, INC.

CONVERSION NOTICE

Reference is made to the Convertible Debenture (the “Debenture”) issued to the undersigned by 24/7 Real Media, Inc. (the “Company”).  In accordance with and pursuant to the Debenture, the undersigned hereby elects to convert the Conversion Amount (as defined in the Debenture) of the Debenture indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company as of the date specified below.

After giving effect to the conversion of the Aggregate Conversion Amount of Debentures requested to be converted pursuant hereto, the undersigned will not be the beneficial owner of 10% or more of the outstanding Common Stock (determined as set forth in Section 3(d)(i) of the Debenture).

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Debenture is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs The Bank of New York to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated September 26, 2003 from the Company and acknowledged and agreed to by The Bank of New York.

24/7 REAL MEDIA, INC.

By:
David J. Moore
Chief Executive Officer